UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2015

Summit Materials, Inc.

Summit Materials, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-36873	47-1984212
Delaware	333-187556	26-4138486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 893-0012

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 23, 2015, Summit Materials, LLC (the “Company”), an indirect subsidiary of Summit Materials, Inc., entered into a purchase agreement (the “Purchase Agreement”) by and among the Company, Summit Materials Finance Corp. (“Finance Corp.” and together with the Company, the “Issuers”), the subsidiary guarantors named on the signature pages thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for itself and on behalf of the several initial purchasers named therein (the “Initial Purchasers”), providing for the issuance and sale of $325.0 million in aggregate principal amount of the Issuers’ 6.125% Senior Notes due 2023 (the “Notes”) in a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes will be issued at 100.0% of their par value with a coupon of 6.125%. Interest on the Notes is payable semi-annually on January 15 and July 15 of each year commencing on January 15, 2016. The Notes will mature on July 15, 2023. The offering is expected to close, subject to customary closing conditions, on July 8, 2015. The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties and termination provisions.

Unless the Company’s previously-announced acquisition of certain assets from Lafarge North America Inc. (the “Davenport Acquisition”) is consummated concurrently with or prior to the consummation of the offering of the Notes, an amount equal to the gross proceeds from the offering will be placed in a segregated account, together with additional cash in an amount sufficient to redeem the Notes on the latest possible special mandatory redemption date at a redemption price equal to the aggregate initial offering price of the Notes, together with accrued interest on the Notes from the issuance date up to, but not including, the special mandatory redemption date. If the Davenport Acquisition is not consummated by November 16, 2015 or if the asset purchase agreement for the Davenport Acquisition is terminated prior to such date, the Issuers will be required to redeem the Notes at the special mandatory redemption price.

Upon satisfaction of the conditions for the release of the proceeds of the offering, the Company expects to use the net proceeds, along with borrowings under a new senior secured incremental term loan facility, to finance the initial cash purchase price for the Davenport Acquisition, to refinance its existing senior secured term loan facility, to redeem $158.0 million aggregate principal amount of its outstanding 10 1⁄2% Senior Notes due 2020 (the “2020 Notes”) and to pay related fees and expenses. Any remaining net proceeds will be used for general corporate purposes.

Certain of the Initial Purchasers and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of certain of the Initial Purchasers serve as agents and/or lenders under the Company’s senior secured credit facilities. In addition, affiliates of the initial purchasers are expected to be arrangers, lenders and/or agents under the Company’s new term loan facility and will receive customary fees and expenses in connection therewith. Affiliates of certain of the Initial Purchasers are lenders under the Company’s existing term loan credit facility and/or holders of the 2020 Notes, and, in connection with the repayment of a portion of the amounts outstanding under the existing term loan facility and the partial redemption of the 2020 Notes with a portion of the proceeds from the offering of the Notes, will receive a pro rata portion of the net proceeds of the offering of the Notes. Blackstone Advisory Partners L.P., one of the Initial Purchasers, is also an affiliate of The Blackstone Group L.P. (“Blackstone”). Blackstone and its affiliates indirectly owned approximately 57.4% of the Company’s equity interests as of March 28, 2015.

The information included in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this Current Report contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties. A discussion of factors that may affect future results is contained in the registrants’ filings with the Securities and Exchange Commission. The registrants disclaim any obligation to update forward-looking statements, except as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2015	SUMMIT MATERIALS, INC.
SUMMIT MATERIALS, LLC

	By:	/s/ Anne Lee Benedict
	Name:	Anne Lee Benedict
	Title:	Chief Legal Officer